 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS ANNOUNCES CONTINUED GROWTH IN EARNINGS, DISTRIBUTABLE CASH FLOW AND DISTRIBUTION FOR FIRST QUARTER 2016

NEWTOWN SQUARE, PA – May 4, 2016 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the first quarter 2016. Adjusted EBITDA for the three months ended March 31, 2016 was $349 million, a $128 million increase compared to the first quarter 2015. The first quarter 2016 included approximately $52 million related to favorable LIFO inventory accounting. Net income attributable to partners for the first quarter 2016 was $145 million ($0.18 per limited partner unit, diluted), compared to net income attributable to partners of $36 million ($0.10 loss per limited partner unit, diluted) for the first quarter 2015. Both periods included inventory adjustments resulting from the decrease in commodity prices. These non-cash charges were excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow. Recent highlights include:

•	Distributable Cash Flow of $283 million for the first quarter 2016

•	Seventeen percent distribution increase to $0.489 ($1.96 annualized) compared to the first quarter 2015

•	Distribution coverage ratio of 1.2x for the three months ended March 31, 2016

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.5x calculated in accordance with our credit agreement

•	Commenced ethane shipments on Mariner East 1, in addition to ongoing local, domestic and international propane shipments from Marcus Hook

•	Commenced operations on the Bayou Bridge crude oil pipeline project

"We are pleased to announce another quarter of increased earnings, distributable cash flow and distributions," said Michael J. Hennigan, President and Chief Executive Officer. "Our blue bar growth continues to be strong as our ratable earnings have increased over 30 percent compared to last year which more than offset our significantly reduced red bar opportunities in this challenging macro environment. Even excluding the favorable LIFO accounting, we experienced year-on-year growth in all three of our diversified operating segments: crude oil, natural gas liquids and refined products."
On Sunoco Logistics' distribution coverage and balance sheet, Hennigan said, "Our distribution coverage and our Debt-to-EBITDA of 3.5x at March 31, 2016 (on our revolver covenant basis) remains very solid, despite challenging market conditions. We are committed to stability and coverage for our investors over the long term."
On Sunoco Logistics' performance in a challenging market, Hennigan said, "During the first quarter, the volatility and swings in crude price was quite dramatic. In the lowest absolute crude price quarter since 2003, Sunoco Logistics was again able to demonstrate its resilience by growing in all areas. Our strategic focus on crude oil projects to deliver Permian production to the Gulf Coast via Nederland and NGL projects to transport Marcellus production to the East Coast via Marcus Hook and other markets continues to deliver outstanding results, even during the most challenging market conditions."

DETAILS OF FIRST QUARTER SEGMENT ADJUSTED EBITDA
During the fourth quarter 2015, we realigned our reporting segments as a result of the continued investment in our organic growth capital program which has served to increase the integration that exists between our assets that service each commodity. This has also resulted in a shift in Management's strategic decision making process, resource allocation methodology, and assessment of our financial results. The updated reporting segments are: Crude Oil, Natural Gas Liquids and Refined Products. The new segmentation will provide our investors with a more meaningful view of our business that is consistent with that of Management. For the purpose of comparability, all prior period segment disclosures have been recast to conform to the current year presentation. Such recasts have no impact on previously reported consolidated net income or Adjusted EBITDA.

	Three Months Ended March 31,
	2016	2015	Variance
	(in millions)
Crude Oil	$224	$160	$64
Natural Gas Liquids	74	28	46
Refined Products	51	33	18
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$349	$221	$128

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil
Adjusted EBITDA for the Crude Oil segment increased $64 million to $224 million for the three months ended March 31, 2016, as compared to $160 million for the prior year period. During the quarter, we continued to utilize our storage capabilities to capture the contango market structure. The impact of LIFO inventory accounting in an environment where commodity prices are falling resulted in approximately $60 million of positive earnings in the quarter. This favorable LIFO timing is expected to be reversed in future periods as commodity prices rise or those inventory positions are liquidated. Excluding this favorable inventory timing, the Crude Oil segment increased $4 million compared to the first quarter 2015. The increase was due to improved results from our crude oil pipelines which benefited from the Permian Express 2 pipeline that commenced operations in July 2015, and higher results from our crude oil terminals largely related to our Nederland facility. These increases were largely offset by a decrease in operating results from our crude oil acquisition and marketing activities resulting from narrowing crude oil differentials.
Natural Gas Liquids
Adjusted EBITDA for the Natural Gas Liquids segment increased $46 million to $74 million for the three months ended March 31, 2016, as compared to $28 million for the prior year period. The increase was largely attributable to increased volumes and fees from our Mariner NGLs projects, which includes our Nederland and Marcus Hook facilities. Higher volumes related to our NGLs acquisition and marketing activities and the absence of unfavorable LIFO inventory accounting also contributed to the increase.
Refined Products
Adjusted EBITDA for the Refined Products segment increased $18 million to $51 million for the three months ended March 31, 2016, as compared to $33 million for the prior year period. The increase was driven primarily by increased operating results from our refined products pipelines, which was largely attributable to the commencement of operations on our Allegheny Access project in 2015. Improved earnings from our refined products acquisition and marketing activities and increased contributions from our refined products joint ventures also contributed to the improvement.
FINANCING UPDATE
Net interest expense was $39 million for the three months ended March 31, 2016, compared to $29 million for the prior year period. The $10 million increase was due primarily to the $1.0 billion issuance of senior notes in November 2015 and higher borrowings under our $2.50 billion Credit Facility to finance our expansion capital program. These increases were partially offset by higher capitalized interest in connection with continued growth projects.
In the first quarter 2016, we issued 12.1 million units under our at-the-market ("ATM") equity offering program for $301 million of net proceeds.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2016	2015
	(in millions)
Expansion	$574	$423
Maintenance	13	15
Acquisitions	—	131
Total	$587	$569
Our expansion capital spending for the three months ended March 31, 2016 included spending to: invest in the previously announced Mariner East NGLs projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital and joint projects; expand the service capabilities of our acquisition and marketing activities; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the three months ended March 31, 2015 consisted of the acquisition of the remaining ownership interests in the West Texas Gulf Pipe Line Company. Our capital expenditures are expected to be funded from cash provided by operations, borrowings under our credit facility, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding first quarter results on Thursday, May 5, 2016 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-509-3701. International callers should dial 1-203-369-1913.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, NGLs and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, and in the Partnership's subsequent Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended March 31,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$1,777	$2,572	$(795)

Cost of products sold (1)	1,413	2,318	(905)
Operating expenses (1)	23	40	(17)
Selling, general and administrative expenses	26	25	1
Depreciation and amortization expense	106	82	24
Impairment charge and other matters	26	41	(15)
Total Costs and Expenses	1,594	2,506	(912)
Operating Income	183	66	117
Interest cost and debt expense, net	(65)	(50)	(15)
Capitalized interest	26	21	5
Other income	7	6	1
Income Before Provision for Income Taxes	151	43	108
Provision for income taxes	(5)	(6)	1
Net Income	146	37	109
Less: Net Income attributable to noncontrolling interests	(1)	(1)	—
Net Income Attributable to Partners	$145	$36	$109

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$145	$36	$109
Less: General Partner's interest	(90)	(60)	(30)
Limited Partners' interest in Net Income (Loss)	$55	$(24)	$79

Net Income (Loss) attributable to Partners per Limited Partner unit:
Basic	$0.18	$(0.10)

Diluted	$0.18	$(0.10)

Weighted Average Limited Partners' units outstanding:
Basic	282.5	231.0

Diluted	283.1	231.0

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	March 31, 2016	December 31, 2015
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$43	$37

Revolving credit facilities	$942	$562
Senior notes	4,975	4,975
Unamortized fair value adjustments (1)	90	93
Unamortized bond discount and debt issuance costs	(39)	(39)
Total Debt	$5,968	$5,591

Sunoco Logistics Partners L.P. equity	$7,756	$7,521
Noncontrolling interests	34	34
Total Equity	$7,790	$7,555

(1)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Sales and other operating revenue
Crude Oil	$1,380	$2,326
Natural Gas Liquids	233	186
Refined Products	164	60
Total sales and other operating revenue	$1,777	$2,572

	Three Months Ended March 31,
	2016	2015
	(in millions)
Adjusted EBITDA
Crude Oil	$224	$160
Natural Gas Liquids	74	28
Refined Products	51	33
Total Adjusted EBITDA	$349	$221

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Highlights

Crude Oil: (1)
Pipeline throughput (thousands of barrels per day ("bpd"))	2,223	2,124
Terminal throughput (thousands of bpd)	1,517	1,297
Gross profit (millions of dollars) (2)	$235	$172

Natural Gas Liquids:
Pipeline throughput (thousands of bpd)	269	148
Terminal throughput (thousands of bpd)	220	124
Gross profit (millions of dollars) (2)	$79	$19

Refined Products: (1)
Pipeline throughput (thousands of bpd)	522	436
Terminal throughput (thousands of bpd)	532	483
Gross profit (millions of dollars) (2)	$27	$23

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Net Income	$146	$37
Interest expense, net	39	29
Depreciation and amortization expense	106	82
Provision for income taxes	5	6
Non-cash compensation expense	5	4
Unrealized losses on commodity risk management activities	13	15
Amortization of excess investment in joint venture interests	1	1
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	8	6
Non-cash inventory adjustments	26	41
Adjusted EBITDA (1)	349	221
Interest expense, net	(39)	(29)
Provision for current income taxes	(5)	(8)
Amortization of fair value adjustments on long-term debt	(3)	(3)
Proportionate share of unconsolidated affiliates' interest, provision for current income taxes and maintenance capital expenditures (2)	(8)	(10)
Maintenance capital expenditures	(13)	(15)
Distributable cash flow attributable to noncontrolling interests	(1)	(1)
Contributions attributable to acquisition from affiliate	3	3
Distributable Cash Flow (1) (2)	$283	$158

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the first quarter 2016, we changed our definition of distributable cash flow to conform to the presentation utilized by our general partner. The change did not have a material impact on our distributable cash flow. Prior period amounts have been recast to conform to current presentation.